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                                                                 Exhibit 10.62.2

                                                            L&W COMMENTS 3/26/03

                           ADDITIONAL COLLATERAL RIDER

  Part of Master Security Agreement dated as of June 15, 2000 (the "Contract")
     between GENERAL ELECTRIC CAPITAL CORPORATION (the "Secured Party") and
                         DELTAGEN, INC. (the "Debtor").

     As security for the full and faithful performance by the Debtor of all of the terms and conditions upon the Debtor's part to be performed under the Contract and any other obligation of the Debtor to the Secured Party now or hereafter in existence, the Debtor does hereby grant to the Secured Party a security in the property listed below (all hereinafter collectively called the "Additional Collateral"). The Secured Party's lien and security interest in the Additional Collateral is subordinate to the security interest granted to Sprout Venture Capital, L.P., Sprout CEO Fund, L.P., DLJ Capital Corporation, DLJ ESC II, L.P., Sprout Capital VIII, L.P., Boston Millennia Partners II Limited Partnership, Boston Millennia Partners II-A Limited Partnership, Boston Millennia Partners GMBH & Co. KG, Boston Millennia Associates II Partnership, Strategic Advisors Fund Limited Partnership and Stipa Investments, L.P. ("Senior Lenders") as set forth in the Secured Promissory Note Purchase Agreement, dated as of March __, 2003.

All of Debtor's Personal Property and Fixtures now owned or hereafter acquired and wherever located including but not limited to the following:

1. All Machinery, Equipment, Furniture and Fixtures, now owned or hereafter acquired and wherever located, complete with any and all attachments, accessions, additions, replacements, improvements, modifications and substitutions thereto and therefor and all proceeds including insurance proceeds and products thereof and therefrom.

2. All Accounts, Accounts Receivable, Contract Rights, Instruments, General Intangibles and Chattel Paper, now owned or hereafter acquired and wherever located, and all proceeds thereof and therefrom, including all intellectual property rights now owned, licensed by Debtor or hereafter owned or licensed by Debtor, said intellectual property rights including all patents and patent applications, service marks, trademarks and service mark and trademark applications, copyrights and copyright applications, inventions and trade secrets, and all rights appurtenant thereto.

3. All Inventory and any other goods, merchandise or other personal property held by Debtor for sale or lease and all, raw materials, work or goods in process or materials or supplies of every nature used, consumed or to be consumed in Debtor's business, all of the foregoing now owned or hereafter acquired and wherever located, and all proceeds, including insurance proceeds and products of any of the foregoing.

     In the event of a default by the Debtor with respect to any of the conditions, terms, covenants and provisions under the Contract or other agreement, Secured Party shall have the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Additional Collateral. The Debtor shall have the same obligations with respect to the Additional Collateral as it has under the Contract with respect to the Collateral financed.

     This Agreement shall run to the benefit of the Secured Party's successors and assigns.

Dated:  __________________________

GENERAL ELECTRIC CAPITAL
CORPORATION                                    DELTAGEN, INC.

BY:____________________                        BY:______________________

TITLE:_________________                        TITLE:___________________